Columbia Laboratories' NDA for PROCHIEVE® Vaginal Progesterone Gel
Accepted for Filing by FDA

LIVINGSTON and MORRISTOWN, NJ- June 27, 2011 - Columbia Laboratories, Inc. (Nasdaq: CBRX) and Watson Pharmaceuticals, Inc. (NYSE: WPI) today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing Columbia's New Drug Application (NDA) for PROCHIEVE® (progesterone gel) for the reduction of risk of preterm birth in women with short uterine cervical length in the mid-trimester of pregnancy. The acceptance of the NDA for filing means FDA has determined that the application is sufficiently complete to permit a substantive review. The acceptance for filing does not provide any assurance that the FDA will ultimately approve the NDA.

In addition, Columbia has voluntarily withdrawn its request for priority review. Following discussions with FDA, the companies determined that a standard review would afford the agency the appropriate timeframe necessary to complete its review of the application, including empaneling an agency advisory committee, if necessary. Under the Prescription Drug User Fee Act III (PDUFA), the FDA's goal under standard review is to review and act on the NDA by February 26, 2012.

Under the terms of the Purchase and Collaboration Agreement between Columbia and Watson, acceptance of the PROCHIEVE NDA will trigger a $5 million milestone payment to Columbia from Watson.

“We are pleased to achieve this important regulatory milestone and look forward to working with the FDA as they review the data package for the PROCHIEVE New Drug Application,” said Frank Condella, President and Chief Executive Officer of Columbia Laboratories, Inc.

“Premature birth is a critical problem in this country and currently no therapeutic option exists for preventing preterm birth in women with premature cervical shortening, an emerging risk factor,” said Fred Wilkinson, Watson's Executive Vice President, Global Brands. “The PROCHIEVE New Drug Application represents an important step in the evaluation of a potential new treatment, and if approved, could have a meaningful impact on mothers and the health of their babies, as well as a significant economic impact on the healthcare system.”

Columbia submitted the NDA, which includes data from two Phase III clinical trials evaluating the use of PROCHIEVE in reducing the risk of preterm birth in women, as well as supportive pharmacokinetic studies, to the FDA on April 26, 2011.

About Watson Pharmaceuticals
Watson Pharmaceuticals, Inc. is a leading integrated global pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women's Health. Watson has operations in many of the world's established and growing international markets.

For press release and other company information, visit Watson Pharmaceuticals' Web site at http://www.watson.com.

About Columbia Laboratories
Columbia Laboratories, Inc. is developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company has developed and sold six products for the U.S. market including CRINONE® (progesterone gel) for which Columbia receives royalties on annual net sales from Watson Pharmaceuticals. CRINONE is commercialized outside the U.S. by Merck Serono.

Columbia's press releases and other company information are available online at http://www.columbialabs.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “intends, ” “believes,” “expects,” “anticipates,” “potential,” “could,” “would,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the outcome of further analyses of the clinical data generated during the PREGNANT Study by the FDA; success in obtaining timely approval of PROCHIEVE in the preterm birth indication by the FDA; the impact of competitive products and pricing; the timing and level of success of a future product launch, if any; the ability of Columbia's third-party manufacturers to supply PROCHIEVE; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations, including Medicaid; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; the ability to obtain and enforce patents and other intellectual property rights; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's and Watson's reports filed with the SEC, including, but not limited to, their respective Annual Reports on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended March 31, 2011. Neither Columbia nor Watson undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law. PROCHIEVE® and CRINONE® are registered trademarks of Watson Pharmaceuticals, Inc.

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